Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Wimi Hologram Cloud Inc. on Form F-1 of our report dated January 3, 2020, with respect to our audit of consolidated financial statements of Wimi Hologram Cloud Inc. and Subsidiaries as of and for the six months ended June 30, 2019 and our report dated March 15, 2019, with respect to our audits of consolidated financial statements of Wimi Hologram Cloud Inc. and Subsidiaries as of December 31, 2017 and December 31, 2018 and for each of the two years in the period ended December 31, 2018. We also consent to the reference to our Firm under the heading “Experts” in the prospectus..

/s/ Friedman LLP

New York, New York
March 20, 2020